Exhibit 99.1

News Release

MMC CHIEF FINANCIAL OFFICER TO DEPART COMPANY

NEW YORK, June 2, 2008—Marsh & McLennan Companies, Inc. (MMC) today announced that Matthew B. Bartley, Executive Vice President and Chief Financial Officer, will leave the firm. MMC has commenced a search for a new CFO, and Mr. Bartley intends to remain with MMC to help ensure an orderly transition to his successor.

“Matt has made invaluable contributions to MMC during his seven years with the firm,” said Brian Duperreault, President and CEO. “He helped navigate the firm through exceptionally challenging times and was instrumental in bolstering MMC’s financial strength and liquidity. We are grateful for his professionalism, his longstanding commitment to this organization and his leadership of a first-class finance team.”

Mr. Bartley said, “I am proud of the significant strides we have made in recent years to restore MMC’s financial health and to position the company for future growth. I have great confidence that MMC is now firmly on the road to success.”

Mr. Bartley joined MMC as Vice President and Treasurer in 2001 and was named MMC’s CFO in 2006. Previously, he served for 10 years in senior international treasury and tax positions at PepsiCo, Inc., where he was responsible for global strategic transaction planning and execution across international businesses. He also was Vice President of Taxes at Engelhard Corporation, a multinational specialty chemicals and precious metals company.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With more than 55,000 employees worldwide and annual revenue exceeding $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, and London stock exchanges. MMC's website address is www.mmc.com.